EXHIBIT 21.1

CORPORATE ORGANIZATIONAL STRUCTURE:

Zones, Inc., a Washington corporation, is the parent company of the following wholly owned subsidiaries:

1. Zones Corporate Solutions, Inc., a Washington corporation.

2. Zones Government Solutions, a Washington corporation.

3. Mac Zone, Inc., a Washington corporation.